Exhibit 99

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

CROWN HOLDINGS ANNOUNCES SECOND QUARTER 2003 RESULTS

Philadelphia, PA – July 16, 2003.   Crown Holdings, Inc. (NYSE:CCK), today announced its results for the second quarter and six months ended June 30, 2003.

For the second quarter of 2003, the Company’s reported net income grew to $72 million, or $0.43 per diluted share, compared to $64 million of net income, or $0.48 per diluted share, in the second quarter of 2002. Year-to-date, the Company’s net income increased to $38 million, or $0.23 per diluted share, compared to a net loss of $1,004 million, or $7.73 per diluted share, for the first six months of 2002. The first six months of 2002 included a $1,014 million charge for the cumulative effect of a change in accounting for goodwill, or $7.81 per diluted share. Before the cumulative effect of a change in accounting, the Company had income of $10 million, or $0.08 per diluted share in the first six months of 2002.

Net sales in the second quarter were $1,726 million, down 3.5% compared to the $1,789 million of net sales in the prior year period. For the first six months of 2003, net sales were $3,186 million, down 5.1% compared to net sales of $3,356 million for the same period in 2002. The decline in net sales was anticipated because of the impact of divested operations (which accounted for $206 million of net sales in the second quarter of 2002 and $400 million for the first six months of 2002) which was partially offset by the positive effects of stronger foreign currencies ($138 million and $258 million in the second quarter and six months ended June 30, 2003, respectively).

Gross profit in the second quarter was $219 million, or 12.7% of net sales, compared to $240 million, or 13.4% of net sales, in the 2002 second quarter. For the six months ended June 30, 2003, gross profit was $367 million, or 11.5% of net sales, compared to $411 million, or 12.2% of net sales, in the same prior year period. The reduced gross profit and gross profit margin reflect increased pension expense ($15 million, or 0.9% of net sales and $30 million, also 0.9% of net sales, in the second quarter and six month period, respectively) and divested operations (which contributed $22 million and $41 million of gross profit in last year’s second quarter and six month period, respectively). These factors offset improvements realized from stronger foreign currencies.

Segment income for the Company was $138 million, or 8.0% of net sales, in the second quarter and $205 million, or 6.4% of net sales, for the six months. This compared to $164 million, or 9.2% of net sales, and $257 million, or 7.7% of net sales, respectively, for the same prior year periods. The lower segment income is attributable to the impact of divested operations (which contributed $15 million and $28 million of segment income in the second quarter and six months ended June 30, 2002, respectively) and to the increased pension expense. Reconciliations of segment income to segment income excluding divested operations (which is a non-GAAP measure) for the three and six month periods ended June 30, 2003 are presented below to allow investors to compare the operating performance of the Company’s current operations.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

	June 30, 2002

		Divested	Current	June 30, 2003
Three months ended	As reported	Operations	Operations	(as reported)

Net sales	$1,789	$206	$1,583	$1,726

Cost of products sold	1,447	170	1,277	1,399
Depreciation and amortization	94	13	81	85
Pension expense	8	1	7	23

Gross profit	240	22	218	219

Selling and administrative expense	76	7	69	81

Segment income	$164	$15	$149	$138

	June 30, 2002

		Divested	Current	June 30, 2003
Six months ended	As reported	Operations	Operations	(as reported)

Net sales	$3,356	$400	$2,956	$3,186

Cost of products sold	2,744	330	2,414	2,610
Depreciation and amortization	185	27	158	163
Pension expense	16	2	14	46

Gross profit	411	41	370	367

Selling and administrative expense	152	13	139	162
Provision for restructuring	2	-	2	-

Segment income	$257	$28	$229	$205

Commenting on the quarter, John W. Conway, Chairman and Chief Executive Officer, stated, “The fundamentals for the Company’s portfolio of businesses continued to improve in the second quarter. Overall, volumes were above plan and generally equal to or better than last year. At the same time, we continued to benefit from firm pricing as well as the Company’s geographic diversity and stronger foreign currencies, with 69% of year-to-date net sales generated outside the United States. Looking ahead, the Company remains committed to continued improvement in the pricing for its products, increasing operational efficiencies across all divisions, maximizing our return on invested capital, growing free cash flow and delevering the balance sheet.”

The Americas Division reported net sales of $718 million in the second quarter, $148 million lower than the prior year period reflecting operations divested in 2002. Those divested operations accounted for $149 million of the Americas Division’s net sales in last year’s second quarter. Segment income for this Division was $46 million, or 6.4% of net sales, compared to 8.7% of net sales in last year’s second quarter. The reduced margin primarily resulted from pension expense increasing to $20 million, or 2.8% of net sales, in the 2003 second quarter compared to $15 million, or 1.7% of net sales, in the second quarter of 2002.

The European Division generated net sales of $925 million in the second quarter, an increase of $87 million, or 10.4%, over last year’s second quarter. The increase reflects the positive effects of currency translation ($146 million) which offset divested operations (which accounted for $57 million of net sales in the second quarter of 2002). Segment income was $101 million, an increase of $4 million, or 4.1%, over last year’s second quarter. As a percentage of net sales, segment income was 10.9% compared to 11.6% in last year’s same quarter. In the second quarter of 2003, pension expense was $3 million, or 0.3% of net sales, compared to pension income of $7 million, or 0.8% of net sales, in the prior year period.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

The Asia-Pacific Division reported net sales of $83 million in the second quarter of 2003 compared to $85 million in the prior year period. Segment income increased 30% to $13 million, or 15.7% of net sales, compared to second quarter 2002 segment income of $10 million, which was 11.8% of net sales. Year to date, net sales were $166 million, up 2.5% over the $162 million in the first six months of 2002. Segment income for the first six months of 2003 was $22 million, or 13.3% of net sales, a $4 million, or 22.2%, increase, compared to the $18 million, which was 11.1% of net sales, in the same prior year period.

Interest expense in the second quarter was $101 million, up $15 million from the $86 million in the second quarter of 2002. The increase reflects the impact of the previously announced refinancing completed in February 2003. As expected, this resulted in higher average borrowing rates, which were partially offset by lower average debt outstanding. For the six months, interest expense was $180 million compared to $179 million for the same period last year.

Debt and cash amounts were:

	June 30,	March 31,	December 31,	June 30,
	2003	2003	2002	2002

Total debt	$4,364	$4,494	$4,054	$4,912
Cash	438	545	363	308

	$3,926	$3,949	$3,691	$4,604

Receivables securitization	$120	$100	$100	$166

The Company recorded a gain of $51 million ($42 million after tax, or $0.25 per diluted share) in the second quarter of 2003 on the translation of net U.S. dollar denominated debt in Europe. For the six months the gain was $64 million ($53 million after tax, or $0.32 per diluted share).

On April 15, 2003, the Company retired $50 million of public notes with a stated maturity on the same date. Additionally, during the second quarter, the Company, in privately negotiated transactions, repurchased $92 million of outstanding public notes. A gain of $2 million ($1 million after tax, or $0.01 per diluted share) was realized on the differences between the carrying values and repurchase prices of the notes.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

This table highlights the impact on earnings per share from the following items:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(Per diluted share)	2003	2002	2003	2002

Cumulative effect of change in accounting				$(7.81)
Provision for restructuring				( .02)
Provision for asset impairments and gain / (loss) on sale of assets	$.01		$.01	( .25)
Gain / (loss) from early extinguishment of debt	.01	$.19	(.07)	.19
Foreign exchange impacts	.25	(.03)	.32	( .09)

Conference Call

The Company will hold a conference call tomorrow, July 17, 2003 at 11:00 a.m. (EDT) to discuss this news release. The dial-in numbers for the conference call are (630) 395-0036 or toll free (888) 469-0487 and the access password is “packaging.” A replay of the conference call will be available for a one-week period ending at midnight on Thursday, July 24. The telephone numbers for the replay are (402) 998-0797 or toll free (800) 756-3941 and the access passcode is 2765. A live web cast of the call will be made available to the public on the Internet at the Company’s website, www.crowncork.com.

The Company plans to release its results for the third quarter on October 16.

For more information, contact:
Timothy J. Donahue, Senior Vice President – Finance, (215) 698-5088.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all other information in this press release consists of forward-looking statements. These forward-looking statements involve a number of risks, uncertainties and other factors that may cause actual results to be materially different from those expressed or implied in the forward-looking statements. Important factors that could cause the statements made in this press release to differ include the Company’s pricing, operational efficiency, investment returns, free cash flow and ability to delever its balance sheet. Other important factors are discussed under the caption “Forward-Looking Statements” in the Company’s Form 10-K Annual Report for the year ended December 31, 2002 and in subsequent filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

Crown Holdings, Inc. is a leading supplier of packaging products to consumer marketing companies around the world. World headquarters are located in Philadelphia, Pennsylvania.

*   *   *   end   *   *   *

Consolidated Statements of Operations follow this page.

[Crown Holdings, Inc. logo]

News Release
Corporate Headquarters
One Crown Way
Philadelphia, PA 19154-4599

Consolidated Statements of Operations

(In millions, except share date and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Net sales	$1,726	$1,789	$3,186	$3,356

Cost of products sold	1,399	1,447	2,610	2,744
Depreciation and amortization	85	94	163	185
Pension expense	23	8	46	16

Gross Profit	219	240	367	411

Selling and administrative expense	81	76	162	152
Provision for restructuring				2

Segment income	138	164	205	257

Provision for asset impairments and (gain) / loss on sale of assets	(3)		(3)	24
(Gain) / loss from early extinguishment of debt (1)	(2)	(25)	9	(25)
Interest expense	101	86	180	179
Interest income	(3)	(2)	(5)	(5)
Translation and foreign exchange adjustments	(56)	9	(69)	18

Income before income taxes, minority interests and cumulative effect of a change in accounting	101	96	93	66

Provision for income taxes	20	26	39	46
Minority interests, net of equity earnings	(9)	(6)	(16)	(10)

Income before cumulative effect of a change in accounting	72	64	38	10
Cumulative effect of change in accounting (2)				(1,014)

Net income / (loss)	$72	$64	$38	$(1,004)

Income / (loss) per average common share:
Basic:
- before cumulative effect of a change in accounting	$.44	$.49	$.23	$.08

- after cumulative effect of a change in accounting	$.44	$.49	$.23	$(7.82)

Diluted:
- before cumulative effect of a change in accounting	$.43	$.48	$.23	$.08

- after cumulative effect of a change in accounting	$.43	$.48	$.23	$(7.73)

Weighted average common shares outstanding:
Basic	164,910,274	131,160,900	164,379,638	128,461,067
Diluted	165,843,258	133,238,280	165,312,801	129,836,316
Actual common shares outstanding	164,922,827	150,321,659	164,922,827	150,321,659

Notes:

(1)  Prior year amounts reflect the reclassification from extraordinary earnings in compliance with SFAS No. 145.

(2)  Transition adjustment from the adoption on January 1, 2002 of SFAS No. 142, “Goodwill and Other Intangible Assets.”